Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Media Relations
800-775-7290

Brinker International Names Greg Walther
President of Global Business Development

DALLAS, Nov 29, 2006 — Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, has named Greg Walther Senior Vice President and President of Global Business Development, effective Nov. 27, 2006.

In his new role, Walther will be responsible for the growth, development and management of equity and franchise relationships for all Brinker restaurants outside the United States.

“Greg comes to Brinker with an accomplished record of growing international business, specifically in the restaurant industry,” said Chuck Sonsteby, Chief Financial Officer of Brinker International.  “His wealth of financial expertise and overall international experience will play a pivotal role in our continued efforts to extend our brands worldwide.”

Walther is one of the founding partners of Outback Steakhouse International L.P., which is a joint venture with Outback Steakhouse Inc. of the continental United States.  Over the past 11 years, Walther accelerated international growth for the company at an impressive pace, and significantly increased its business portfolio.

Walther was previously with the Hay Group and Ernst & Young, where he was also heavily involved in global business.  He is a member of numerous professional organizations including the Financial Executives Network Group and the World Trade Center-Atlanta.

Walther received a Bachelor of Arts degree in accounting, graduating cum laude, from Wittenberg University.

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Brinker owns or franchises more than 1,600 restaurants in 24 countries and employs more than 100,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy. In 2006, the company was named one of FORTUNE Magazine’s Most Admired Companies and a FORTUNE Top 50 Employers for Women.  In 2005, Brinker also was honored by the magazine as one of the Top 50 Employers for Minorities.  For more information visit http://www.brinker.com.

###